Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY APPOINTS

DAVID FENDRICK CHIEF EXECUTIVE OFFICER AND GENERAL MANAGER

Geyserville, CA. April 9, 2010 — The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that David Fendrick has been appointed Chief Executive Officer and General Manager, effective April 9, 2010.

Mr. Fendrick has more than 30 years of gaming industry experience.  Mr. Fendrick was most recently the Chief Operating Officer of Agua Caliente Band of Chauilla Indians, including the Spa Resort Casino in Palm Springs, CA, Agua Caliente Casino Resort & Spa in Rancho Mirage, CA and two golf courses. Prior to that he was the General Manager of Pala Casino Resort & Spa in Pala, CA where he was responsible for startup and overall operations for the property which includes 2,250 slots, 85 table games, 8 restaurants, a 507 room 4-diamond hotel, 10,000 square foot spa, 30,000 square feet of meeting space, 4 entertainment venues and 2,000 team members.  Mr. Fendrick was also the General Manager of the Empress Casino & Hotel in Joilet, IL.

“We are delighted to welcome David to River Rock,” commented Harvey Hopkins, Chairman of the River Rock Entertainment Authority Board and Dry Creek Rancheria Band of Pomo Indians. “We look forward to utilizing his operational and product knowledge along with his extensive facility design experience to continue to create a first class gaming facility for our customers.”

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe.  The Tribe has 988 enrolled members and approximately 75-acre reservation in Sonoma County, California.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable.  We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all).  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even though our situation will change in the future.

Contact:

Don Duffy

ICR

203-682-8215